===============================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           UNUMPROVIDENT CORPORATION
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO] UnumProvident Corporation

April 15, 2002

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

UnumProvident Stockholders:

   We cordially invite you to the Annual Meeting of Stockholders. It will be held at 10:00 a.m. on Wednesday, May 15, 2002 in Mechanics Hall at 321 Main Street, Worcester, Massachusetts.

   The purpose of the meeting is to consider and vote upon the following matters:

   1.  The election of five directors for terms expiring in 2005; and

   2. The transaction of any other business that may properly come before the meeting.

   The Board of Directors recommends that you vote in favor of Item 1 which is described in the attached Proxy Statement.

   After 14 years of service by James L. Moody, Jr. and 17 years by Burton E. Sorensen, these two directors have reached retirement and will be leaving our board at the end of their terms at this Annual Meeting. On behalf of the Company and all of its constituencies, I thank them for their exemplary service, wise counsel and leadership. They will be missed.

   You can vote by proxy any one of three ways: mail, telephone or Internet. You can also vote in person at the meeting. Detailed proxy voting instructions are provided both in the Proxy Statement and on the enclosed proxy card. Even if you plan to attend the meeting, we encourage you to vote promptly by proxy using one of the three ways provided. Thank you for your support of UnumProvident.

                                          Sincerely,
                                      /s/ J. Harold Chandler
                                          J. Harold Chandler
                                          Chairman, President and
                                          Chief Executive Officer

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Susan N. Roth
Susan N. Roth, Corporate Secretary

                                PROXY STATEMENT

   This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of UnumProvident Corporation (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held on May 15, 2002, and any adjournment thereof. Stockholders will be asked to vote upon: ITEM 1. Election of Directors. The Annual Report to Stockholders, including audited financial statements of the Company for the fiscal year ended December 31, 2001, and the proxy card enclosed with this Proxy Statement are being mailed to stockholders on or about April 15, 2002.

   Shares eligible to be voted and for which a proxy card is properly signed and returned prior to the beginning of the Meeting will be voted as directed. If directions are not given or directions are not in accordance with the options listed on a signed and returned proxy card, such shares will be voted FOR each proposition for which the Board of Directors recommends a vote FOR. Unsigned or unreturned proxies, including those not returned by banks, brokers, or other record holders, will not be counted for quorum or voting purposes. You may revoke your proxy at any time prior to the exercise of authority granted in the proxy by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent validly executed proxy, or by voting in person. If you attend the Meeting and intend to vote in person, please notify the tellers prior to the beginning of the Meeting of your intent.

   The affirmative vote of the holders of not less than a plurality of the shares of the Company's common stock voting at the Meeting is required to elect each of the directors, assuming at least a majority of outstanding shares of the Company's common stock are present in person or represented by proxy at the Meeting.

   As of March 18, 2002, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding 242,861,945 shares of common stock of the Company. Each share of common stock entitles the holder to one vote. The common stock has a par value of $0.10 per share and is the only outstanding class of equity securities of the Company entitled to vote at this Meeting.

   The Company will bear the cost of soliciting proxies from its stockholders. Proxies will be solicited by mail and may also be solicited personally or by telephone by directors, officers and employees of the Company. The Company has also retained the services of Morrow & Co., Inc. ("Morrow"), a proxy soliciting firm, for the purpose of assisting the Company in the solicitation of proxies for the Meeting. The Company's arrangements with Morrow provide that Morrow will (1) provide consultation and preparation in connection with the solicitation, (2) assist in distributing proxy materials and collecting proxies held by holders of the Company's common stock, (3) telephone stockholders as the Company may determine and (4) advise the Company regarding additional soliciting material, if any, that may be used. The Company estimates the fees of Morrow for these services, not counting expenses of distributing proxy materials which the Company will pay, will be approximately $10,500. The Company will make appropriate arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to facilitate solicitation of proxies from their principals.

   You may vote by submitting your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy by calling 1-877-PRXVOTE (1-877-779-8683), or from outside the U.S. call direct
(201) 324-0498, or through the Internet at http://www.eproxyvote.com/unm in accordance with the instructions on the proxy card.

                             ELECTION OF DIRECTORS
                          (Item 1 on the Proxy Card)

   The Board of Directors, which currently has thirteen members, is divided into three classes. Generally, at each annual meeting, one Class of directors, or approximately one-third of the total number of directors, will be elected and the term of that Class is three years. The term of the Class III directors expires with this Meeting.

   The Board of Directors proposes the election of J. Harold Chandler, Lawrence
R. Pugh, Lois Dickson Rice, Jon S. Fossel and Thomas R. Watjen as Class III directors, to hold office for a term of three years expiring at the close of the Annual Meeting of Stockholders to be held in 2005 and until their successors are elected and qualified. Each nominee is currently serving as a member of the Board of Directors of the Company, with the exception of Messrs. Fossel and Watjen.

   If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board of Directors recommends, if any. The Board of Directors has no reason to believe that any of the named nominees is not available or would be unable to serve if elected.

   Set forth below is information about each nominee and continuing director, including age, position(s) held with the Company, principal occupation, business history for at least five years and other directorships held. The terms of office for each of the remaining directors continue until the close of the Annual Meeting of Stockholders in the year shown along with each director's name.

                                  Director                            Term
    Name                      Age  Since   Position(s) Held          Expires
    ----                      --- -------- ------------------------- -------
    J. Harold Chandler....... 52  1993(1)  Chairman, President, and   2002
                                             Chief Executive Officer
    William L. Armstrong..... 65  1991(1)  Director                   2003
    Ronald E. Goldsberry..... 59  1999(2)  Director                   2004
    Hugh O. Maclellan, Jr.... 62  1975(1)  Director                   2004
    A.S. (Pat) MacMillan, Jr. 58  1995(1)  Director                   2003
    George J. Mitchell....... 68  1999(2)  Director                   2003
    Cynthia A. Montgomery.... 49  1999(2)  Director                   2003
    C. William Pollard....... 63  1992(1)  Director                   2004
    Lawrence R. Pugh......... 69  1999(2)  Director                   2002
    Lois Dickson Rice........ 69  1999(2)  Director                   2002
    John W. Rowe............. 56  1999(2)  Director                   2004
    Jon S. Fossel............ 60  nominee
    Thomas R. Watjen......... 47  nominee

--------
   On June 30, 1999, UNUM Corporation ("UNUM") merged into Provident Companies, Inc. ("Provident") (the "Merger"), and the name of the merged corporation was changed to UnumProvident Corporation. Provident had previously reorganized in a share exchange with its predecessor, Provident Life and Accident Insurance Company of America ("America"), on December 29, 1995.

(1) Year became a director of the Company's predecessor America. Each became a director of the Company on December 29, 1995, the effective date of the share exchange between the Company and America.
(2) Became a director of the Company upon the merger of UNUM Corporation into the Company on June 30, 1999. Served on the UNUM Corporation Board from year indicated: Goldsberry--1993, Mitchell--1995, Montgomery--1990, Pugh--1988, Rice--1993 and Rowe--1988.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2005

J. Harold Chandler

   Mr. Chandler is Chairman, President and Chief Executive Officer of the Company. For a brief period after the Merger, he was President and Chief Operating Officer and became Chairman and Chief Executive Officer on November 1, 1999. Prior to the Merger, Mr. Chandler became Chairman of Provident on April 28, 1996 and President and Chief Executive Officer and a Director of Provident's predecessor, America and its principal subsidiaries on November 8, 1993. Immediately prior to his employment, he served as President of Bank of America's Mid-Atlantic Banking Group. He formerly served as President of Citizens and Southern National Bank of South Carolina, a predecessor company of Bank of America. He is a director of AmSouth Bancorporation and Herman Miller, Inc.

Jon S. Fossel

   Mr. Fossel retired as Chairman and Chief Executive Officer of the OppenheimerFunds in 1996. He continues to serve as a trustee of 40 of the Denver based OppenheimerFunds mutual funds. He is a director of PRPharmaceuticals.

Lawrence R. Pugh

   Mr. Pugh retired as Chairman of VF Corporation, an apparel company in Pennsylvania, in October, 1998, a post he had held since 1983. Additionally, Mr. Pugh served as Chief Executive Officer from 1983 to 1995.

Lois Dickson Rice

   Ms. Rice is a Guest Scholar at The Brookings Institution, a post she has held since October 1991. She is a director of the Center for Naval Analysis, a trustee of the Public Agenda Foundation Reading is Fundamental and is co-chair of Management Leadership for Tomorrow. Ms. Rice serves as director of International Multifoods Corporation and the McGraw-Hill Companies.

Thomas R. Watjen

   Mr. Watjen is Executive Vice President, Finance and Risk Management of the Company and has most of the Company's operating units reporting to him. He became Executive Vice President, Finance on June 30, 1999 and assumed the additional Risk Management responsibilities on November 1, 1999. Prior to the Merger, he was Vice Chairman and Chief Financial Officer of Provident, positions he assumed on March 26, 1997. He became Executive Vice President and Chief Financial Officer of America on July 1, 1994. Prior to joining America, he served as a Managing Director of the insurance practice of the investment banking firm, Morgan Stanley & Co., which he joined in 1987.

                             CONTINUING DIRECTORS

William L. Armstrong

   From 1979 to 1991, Senator Armstrong served in the United States Senate representing Colorado. He has been Chairman of Cherry Creek Mortgage Company, Inc. since 1991, Chairman of El Paso Mortgage Company since 1993, Chairman of Centennial State Mortgage Company since 1994, and Chairman of Transland Financial Services, Inc. since 1996. He is also a director of Storage Technology Corporation and Helmerich and Payne, Inc. and a trustee of 47 of the Denver-based OppenheimerFunds mutual funds.

Ronald E. Goldsberry

   Dr. Goldsberry currently serves as Chairman and Chief Executive Officer of OnStation Corporation, formerly known as Carstation.com. He has served as Chairman of OnStation Corporation since November 1999.

He served as Chief Executive Officer of OnStation from November 1999 to March 2001, and reassumed the position in January 2002. He served as Global Vice President and General Manager of Global Ford Customer Service Operations at Ford Motor Company from January 1997 to November 1999. Prior to that time, Dr. Goldsberry served as General Manager of the Customer Service Division of Ford Motor Company from February 1994 to December 1996 and General Sales and Marketing Manager for the Parts and Service Division from October 1991 to February 1994.

Hugh O. Maclellan, Jr.

   Mr. Maclellan, Jr. is President of The Maclellan Foundation, Inc., a charitable foundation, and a director of SunTrust Bank, Chattanooga, N.A., and Covenant Transport, Inc.

A.S. (Pat) MacMillan, Jr.

   Mr. MacMillan has served as the Chief Executive Officer of Team Resources, Inc., since 1980. The company specializes in the areas of team and organizational design and development, including management consulting, management training, and organizational audits and surveys. He is also a trustee of The Maclellan Foundation, Inc., and a director of MetoKote Corporation.

George J. Mitchell

   George J. Mitchell has been associated with the firm of Verner, Liipfert, Bernhard, McPherson & Hand, Washington, D.C. since January 1995 and associated with the firm of Preti, Flaherty, Beliveau & Pachios, Portland, Maine as senior counsel in April 1997. At the request of the British and Irish Governments, he served as chairman of the peace negotiations in Northern Ireland from 1996 to 1998. He also served as the Chairman of an international fact finding committee on violence in the Middle East. Previously, Senator Mitchell served as a United States Senator from Maine from 1980 to 1995, during which time he served as Senate Majority Leader from 1989 to 1995. Senator Mitchell also serves as a director of FedEx Corporation, Starwood Hotels and Resorts, The Walt Disney Company, Staples, Inc., and Casella Waste Systems, Inc.

Cynthia A. Montgomery

   Cynthia A. Montgomery is a professor of strategy at Harvard University Graduate School of Business Administration, a post she has held since 1989. She was named Timken Professor of Business Administration in June 1998. Professor Montgomery also serves as director of Newell Rubbermaid and 46 Merrill Lynch mutual funds.

C. William Pollard

   Mr. Pollard has served as Chairman of the Board of Directors of The ServiceMaster Company since January 1994. He reassumed the position of Chief Executive Officer in October 1999 and served in that capacity until February 12, 2001. From June 1990 to December 1993, he served as Chairman and Chief Executive Officer of The ServiceMaster Company. ServiceMaster provides professional cleaning, termite and pest control, maid service, lawn care, and appliance and other home equipment maintenance. He is also a director of Herman Miller, Inc.

John W. Rowe

   Exelon Corporation has announced that effective with its Annual Meeting on April 23, 2002, Mr. Rowe will become its Chairman, President and Chief Executive Officer. He became President and Co-CEO of Exelon upon the merger of Unicom Corporation and PECO Energy on October 20, 2000. Prior to the merger, he served as Chairman, President and Chief Executive Officer of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, a post he assumed in March 1998. Previously, Mr. Rowe was President and Chief Executive Officer of New England Electric System from 1989 to February 1998. Exelon is an electric utilities company. Mr. Rowe is also a director of Exelon Corporation.

                       BOARD OF DIRECTORS AND COMMITTEES

   During 2001, there were seven meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which each was a director) and (b) the total number of meetings held by all committees of the board on which a director served (during the periods that such director served).

   In 2001, the Board of Directors of the Company had five standing committees:
Audit, Compensation, Executive, Finance, and Governance. In addition to the duties described below, each committee may be assigned additional duties by the Board of Directors from time to time, and each is charged with reporting its activities to the Board of Directors. Membership of the Committees is given as of December 31, 2001. Except for the Executive Committee, the other four standing committees were composed solely of outside directors.

Audit Committee

   Members were John W. Rowe (Chairman), William L. Armstrong, Ronald E. Goldsberry, Cynthia A. Montgomery and C. William Pollard. The Company's common stock is listed on the New York Stock Exchange and is governed by its listing standards. The members of the Audit Committee meet the independence standards of the New York Stock Exchange. Information regarding the functions performed by the Committee and the number of meetings is set forth in the "Report of the Audit Committee" included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board of Directors.

Compensation Committee

   Members were C. William Pollard (Chairman), Ronald E. Goldsberry, A.S. (Pat) MacMillan, Jr., George J. Mitchell, Cynthia A. Montgomery, James L. Moody, Jr., and Lawrence R. Pugh. The committee, which is composed of non-employee directors met four times during 2001. The committee is responsible for oversight with regard to the compensation and benefit strategies of the Company. This responsibility includes monitoring development, adoption and implementation of compensation and incentive programs, as well as compensation philosophy, compensation for the Chief Executive Officer, reviewing and approving recommendations for long term and annual incentive awards for senior management, reviewing and approving employment agreements, change in control agreements, severance agreements or plans, or similar agreements for officers. The committee's duties also include reviewing and approving new incentive or performance plans for officers, recommending to the Board or approving equity based incentive plans for officers and employees and approval of new benefit plans or material changes to existing benefit plans that are material to the Company.

Executive Committee

   Members were J. Harold Chandler (Chairman), Hugh O. Maclellan Jr., James L. Moody, Jr., C. William Pollard, John W. Rowe and Burton E. Sorensen. The committee met one time during 2001. Subject to certain procedural guidelines, the Executive Committee is authorized to act between meetings of the Board.

Finance Committee

   Members were Burton E. Sorensen (Chairman), William L. Armstrong, Lois D. Rice, and John W. Rowe. The committee met five times during 2001. The committee develops and monitors appropriate policy and strategies to guide and govern the lending and investment of funds held by the Company. In accordance with state insurance statutes, the committee has established and oversees an Investment Subcommittee to carry out the daily activities required to authorize and oversee the loans and investments of its insurance subsidiaries.

Governance Committee

   Members were James L. Moody, Jr. (Chairman), Hugh O. Maclellan, Jr., A.S.
(Pat) MacMillan, Jr., George J. Mitchell, Lawrence R. Pugh, Lois D. Rice, and Burton E. Sorensen. The committee met five times during

2001. The committee is generally responsible for developing and monitoring guidelines for corporate governance, developing and overseeing the criteria for Board membership, developing and implementing a process for evaluating the Board, and considering new candidates for the Board.

   Under the Company's Bylaws, nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Company entitled to vote for the election of Directors at the meeting. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company by a stockholder of the Company of record at the time of the delivery of said notice who is entitled to vote at the meeting. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, (iv) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (v) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the "Act"), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and (b) as to the stockholder giving the notice (i) the name and address of record of the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder and such beneficial owner and (iii) a representation that the stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Compensation of Directors

   The Company pays its non-employee directors an annual retainer of $80,000. The annual retainer is paid in the form of stock options or deferred share rights, as elected by each director in accordance with the terms of the Company's Non-Employee Director Compensation Plan. Any amount not elected to be received in the form of options or deferred share rights is paid to the directors in cash. No fees are typically paid for attendance at meetings, although if the number of meetings is high in a given year, an attendance fee of $1,000 may be paid for meetings in excess of the regularly scheduled meetings. Employees of the Company are not compensated for their services as directors of the Company or any of its direct or indirect subsidiaries.

   In 1998, directors of Provident participating in the director retirement program were required to convert their accrued account balance on a net present value basis to either stock options or deferred share rights issued under the Non-Employee Director Compensation Plan. Upon leaving the Board, the directors who were formerly directors of UNUM will be entitled to receive an annual consulting fee fixed at $27,500 for the number of full years each director had served as of May 31, 1997, under a former UNUM plan.

                            AUDIT COMMITTEE REPORT

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report to Stockholders for 2001 and the Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including those required by Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with the auditors' independence.

   The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during the year ended December 31, 2001.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

John W. Rowe, Chairperson
William L. Armstrong
Ronald E. Goldsberry
Cynthia A. Montgomery
C. William Pollard

                 REPORT OF THE BOARD COMPENSATION COMMITTEE ON
                            EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for establishing and administering the Company's executive compensation programs. This report addresses the Company's compensation policies and practices, and the Compensation Committee's decisions regarding 2001 compensation as they affected the Chief Executive Officer, the four other most highly paid executive officers of the Company at year end 2001, and one officer whose compensation would have been reported if he had been serving as an executive officer at the end of the year. These individuals are collectively referred to as the "named executive officers." These policies and practices also generally affect the compensation of the Company's other officers and high level executives.

Compensation Philosophy

   The Committee establishes compensation, including executive compensation, according to the following principles of the Company's compensation philosophy:

  . Emphasize a performance culture by providing all employees with competitive base pay and incentive opportunities. Annual incentive opportunities, for those eligible, will be based on achievement of Company and individual performance targets, while long term incentives will be equity-based and will therefore be dependent on Company performance.

  . Consider roles, skills, abilities and performance expectations on an individual level so that total pay levels will reflect both the competitive market and individual performance.

  . Reinforce an ownership culture in the Company, and accomplish this by making equity-based compensation vehicles available to key managers of the Company, and requiring certain senior executive officers to achieve specified ownership levels.

Stock Ownership Goals

   Alignment of the interests of designated executives with the Company's shareholders is an important feature of the Company's executive compensation programs. The Chief Executive Officer has an ownership goal of approximately 1.25% of the Company's outstanding common stock to be achieved within a period of ten years and currently owns approximately 0.41% of the outstanding common stock (not including options). Certain other senior executive officers are expected to own an amount of the Company's common stock depending on the officer's level, current ownership and other relevant factors. This stock ownership requirement can be met with shares beneficially owned by the executive through the purchase of shares, including purchases through the Employee Stock Purchase Plan, the exercise of stock options, shares allocated by the executive through the Company's 401(k) retirement plan, phantom and performance shares issued under the Performance Shares Subplans, constituting a part of the Amended and Restated Management Incentive Compensation Plan of 1994 ("MICP"), and restricted stock awards. Unexercised stock options do not count toward the ownership requirement.

Peer Group

   For purposes of obtaining comparative data compensation for executive officers, the Committee has developed, with the assistance of a compensation consultant, a peer group comprised of a mix of insurance and financial services companies. The peer group continues to be reviewed periodically with the Compensation Committee. The companies in the peer group include those that the Company has determined are its competitors for executive talent. There were changes to the peer group in 2001 reflecting mergers of two of the companies in the group, the removal of two companies who were determined to no longer be appropriately included in the group due to their size, and the removal of one company due to lack of competitive or comparability factors. Five companies were added to the group. This is a different group of companies than is included in the "Insurance Index" used for "Comparison of Five Year Cumulative Total Return," as set forth on page 19.

Overview

   Compensation for executive officers for 2001 consisted of the following components: (1) an annual base salary; (2) a bonus under the Company's MICP, payable (or deferred) at the election of the executive officer in cash or performance shares, under which bonus amounts were determined by the extent to which actual performance of the Company achieved thresholds and targets with respect to goals established and approved by the Compensation Committee and individual performance; and (3) non-qualified stock options granted under the Stock Plan of 1999. In February, a special grant of restricted stock intended to cover a number of years was made to some of the named executive officers as more fully described in Long Term Compensation and the Compensation Table below. Others received grants of restricted stock in February 2001, in recognition of their performance for 2000.

Base Salary

   Under the guidelines approved by the Committee in November 1999, base salaries for executive officers generally are established based on Company performance with reference to comparative market data. Base salaries were reflected in employment agreements entered into in connection with the Merger with three of the named executive officers. Base salaries are reconsidered annually for the named executive officers.

Annual Incentive Compensation

   Annual incentive target opportunity is generally established based on the level of the position and the responsibilities that accompany that position, as well as market data from peer group companies.

   In general, annual incentive awards for all officers are based on performance measures included in the MICP, which includes the Corporate Performance Subplan and the Individual Performance Subplan.

   The Corporate Performance Subplan is based solely on the achievement of objective corporate performance goals. In the first quarter of each plan year, the Compensation Committee establishes performance goals based on one or more corporate performance criteria, and establishes target awards based on the achievement of these goals. Target awards are set as a percentage of base salary. The two performance measures for 2001 were sales and return on equity.

   The Individual Performance Subplan is based on an individual's contribution to the business of the Company, as determined by the Compensation Committee. This contribution may be assessed on non-objective as well as objective measures. No payment may be made under either component of the Management Incentive Compensation Plan if earnings thresholds established by the Compensation Committee in the first quarter of the plan year are not achieved.

   Based on 2001 results, awards under the MICP to the named executive officers ranged from 72% of salary to 157% of salary (excluding Mr. Roberts who was ineligible for an award). To provide broader flexibility in meeting individual preferences, senior officers were permitted to designate in advance of any award being made for 2001 whether the award would be in cash, deferred cash or deferred performance shares.

Long-Term Incentive Compensation

   The Stock Plan of 1999 is used to support the Company's long-term incentive compensation program. It permits grants to officers, employees, producers and directors of the Company in the form of stock options, restricted stock, stock appreciation rights, and dividend equivalent awards. Generally, the Company makes grants in the first quarter of each year to employees at the officer level, establishing the terms and conditions of options at the time of grant.

   In February 2001, options were granted having ten year terms and vesting ratably over the first three years the options were outstanding. All options were granted with an exercise price equal to the fair market value underlying shares of the Company's common stock on the date of grant. The total number of options granted in February 2001 under the Stock Plan to the named executive officers set forth in this Proxy Statement was 1,020,000. Additionally, there were 158,100 shares of restricted stock granted to these executive officers at the same time, including a special grant to Messrs. Watjen and Copeland, which vests in the third, fourth and fifth years, and special grants for Messrs. Best, Mohney and Roberts, which vest ratably over three years from the date of grant. The amounts of the individual grants are set forth in the Compensation Table.

   During 2001, the Compensation Committee reviewed the Company's long-term incentive compensation program and determined that (i) award guidelines should be linked more to Company performance, (ii) stock options would be the primary award vehicle having eight year terms rather than ten and restricted stock would have limited usage, and (iii) the impact of annual grants on earnings dilution, overhang and annual usage would be monitored under established guidelines.

   In furtherance of these determinations, the Compensation Committee considered the Company's performance results established for the annual incentive plan for 2001 as well as individual performance considerations for 2001 in granting long-term awards in February 2002 for the named executive officers totaling 1,039,000 options and no restricted stock. The option awards to the named executive officers were as follows: Chandler--550,000; Watjen--275,000; Copeland--150,000; Best--32,000; and Mohney--32,000.

                               CEO Compensation

   Compensation of the Chief Executive Officer follows the compensation philosophy for executive compensation described above. The components of executive compensation were established in an employment agreement with Mr. Chandler, entered into when the Merger agreement was signed. It became effective at the time of the Merger and has been subsequently amended.

Base Salary

   Mr. Chandler's base salary in 2001 was $950,000. Effective January 1, 2002 his annual base salary was increased to $1,000,000 following an evaluation of Mr. Chandler's performance and competitive pay practices.

Annual Incentive Compensation

   Under the terms of the employment agreement, Mr. Chandler is eligible to receive an annual bonus with a target level not less than 100% of his annual base salary. In February 2001, the Compensation Committee set Mr. Chandler's target incentive for 2001 at 110% of base salary at the same time the Company's performance goals were established. In February 2002, the Committee considered the objectively determined Company performance in relation to sales and return on equity goals set in early 2001 under the MICP described above. It also considered the individual performance of Mr. Chandler both in relation to those quantitative goals and in more qualitative ways and awarded him an incentive award of $1,500,000 for 2001 under the MICP.

Long Term Incentive Compensation

   The Compensation Committee believes it is appropriate to make stock option grants to the Chief Executive Officer at a higher level than for other executive officers, reflecting the higher level of responsibility and accountability of the Chief Executive Officer. The higher level of options is also consistent with the CEO's ownership goals of 1.25% of the Company's outstanding common stock in a ten year period. On February 8, 2001, Mr. Chandler was granted options to purchase 550,000 shares of Company common stock, with an exercise price of $27.98, which was the fair market value on the grant date, and a term of ten years.

   As part of assessing Mr. Chandler's performance for 2001, the Committee determined to grant him options to purchase 550,000 shares on February 15, 2002 with an exercise price of $28.90, which was the fair market value on the grant date, and a term of eight years.

Million Dollar Deduction Limitation (IRC Section 162(m))

   Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1,000,000 paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to such deduction limit. Annual bonuses under the Corporate Performance Subplan of the Management Incentive Compensation Plan are designed to meet the criteria of "performance-based" compensation that is fully deductible under Code Section 162(m); however, the awards made under the Individual Subplan are not deductible under Section 162(m). It is the Committee's intent generally to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, even though the requirements of Section 162(m) may not be satisfied.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee is composed solely of members who are "Non-Employee Directors" for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. There are no interlocking arrangements involving service by any executive officer of the Company on the compensation committee of another entity and an executive officer of such other entity serving on the Company's Compensation Committee.

C. William Pollard, Chairman
Ronald E. Goldsberry
A.S. (Pat) MacMillan, Jr.
George J. Mitchell
Cynthia A. Montgomery
James L. Moody, Jr.
Lawrence R. Pugh

                              COMPENSATION TABLES

   The following table summarizes the compensation of persons serving as Chief Executive Officer and the four other most highly compensated executive officers for the years 1999, 2000 and 2001, and one officer who would have been included except for the fact that he was not serving as an executive officer at the end of 2001.

                          Annual Compensation                                   Long Term Compensation
--------------------------------------------------------------------     ----------------------------------
                                                                                  Awards
                                                                         ---------------------
                                                            Other Annual Restricted   Securities
                                       Salary    Bonus      Compensation   Stock      Underlying   All Other
        Name & Position           Year  ($)       ($)           ($)      Awards($)    Options(#)  Compensation
        ---------------           ---- ------- ---------    ------------ ----------   ----------  ------------
J. Harold Chandler............... 2001 950,000 1,500,000       95,466(1)         0     550,000(2)    6,800(3)
 Chairman, President and Chief    2000 900,000 1,400,000            0            0     675,000(4)    6,800
 Executive Officer                1999 850,000 5,000,000(5)         0            0     500,000       3,648

Thomas R. Watjen................. 2001 600,000   800,000       16,285(6) 2,814,000(7)  250,000(2)    6,800(3)
 Executive Vice President--       2000 500,000   600,000            0            0     200,000       6,800
 Finance and Risk Management      1999 500,000 1,500,000(5)         0            0     170,000       3,648

F. Dean Copeland................. 2001 380,000   450,000(8)    45,310(6)   844,200(7)  130,000(2)    6,800(3)
 Executive Vice President--       2000 350,000   305,000            0            0     100,000       6,800
 Legal and Administrative, and    1999 324,039   750,000(5)         0            0     110,000       3,472
 General Counsel

Robert O. Best................... 2001 295,000   210,000       13,961(6)    84,420(9)   30,000(2)    6,800(3)
 Senior Vice President--Customer  2000 290,000   180,000            0            0      23,590       6,800
 Loyalty Services & Chief         1999 266,154    25,000(5)         0            0      10,000       3,648
 Information Officer

John S. Roberts (10)............. 2001 290,000         0       14,332(6)    84,420(9)   30,000(2)    6,800(3)
 Senior Vice President            2000 287,500   180,000            0            0      25,970       6,800
                                  1999 142,500         0            0            0      10,000           0

Ralph W. Mohney Jr............... 2001 275,000   210,000        6,863(6)    84,420(9)   30,000(2)    6,800(3)
 Senior Vice President--          2000 242,550   180,000            0            0      25,970       6,612
 Customer Care                    1999 186,419    25,000(5)         0            0      17,300       3,553

--------
(1) The amount reported for Mr. Chandler includes $20,761 in connection with attendance at Company conferences recognizing producers, $15,945 for use of corporate aircraft and $37,392 reimbursed for payment of taxes in connection with certain Company related expenses.
(2) See the "Report of the Board Compensation Committee on Executive Compensation--Long-Term Incentive Compensation" for information relating to the option grants made in February 2002 to the named executive officers relating to performance in 2001.
(3) Company match to its long-term 401(k) retirement plan.
(4) These options were granted with an exercise price of $25.9063 when the fair market price on the grant date was $14.9063.
(5) Special bonus awarded by the Provident Board of Directors in connection with successful completion of the Merger.
(6) The amounts reported for Messrs. Watjen, Copeland, Best, Roberts and Mohney are amounts reimbursed for payment of taxes in connection with certain Company related expenses.
(7) Special awards to Messrs. Watjen (100,000 shares) and Copeland (30,000 shares) to cover a number of years with one-third vesting at the end of the third, fourth, and fifth anniversaries from the date of grant in February 2001. Dividends are paid on the restricted stock.
(8) Bonus comprised of $450,000 of which $337,500 was deferred in cash and $112,500 was deferred in the form of phantom stock representing performance shares as accounted for under the Performance Subplan II of the MICP.
(9) Special awards of 3,000 shares of restricted stock to each of these executive officers with one-third vesting at the end of the first, second and third anniversaries from the date of grant in February 2001. Dividends are paid on the restricted stock.
(10) Mr. Roberts served as Senior Vice President of Underwriting until November 2001 and as an Advisor to the Company until his resignation on March 1, 2002. See summary description of severance arrangement on page 18 of this Proxy Statement. Information in the table for 1999 is only given for that portion of 1999 following the Merger. The compensation received by Mr. Roberts in 1999 prior to the Merger was a salary of $142,500 and $6,400 of all other compensation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              Individual Grants
                     ------------------------------------
                                            % of Total
                     Number of Securities Options Granted Exercise
                      Underlying Options  to Employees in Price Per Expiration    Grant Date
Name                   Granted(#)(1)(3)     Fiscal Year     Share      Date    Present Value(2)
----                 -------------------- --------------- --------- ---------- ----------------
J. Harold Chandler..       550,000             15.74       $27.975    2/8/11      $4,306,500
Thomas R. Watjen....       250,000              7.15        27.975    2/8/11       1,957,500
Thomas R. Watjen....        27,567              0.79        32.845   2/25/10         268,778
Thomas R. Watjen....        48,204              1.38        31.895    1/3/06         426,605
F. Dean Copeland....       130,000              3.72        27.975    2/8/11       1,017,900
F. Dean Copeland....        14,194              0.41        31.895   2/25/10         133,849
Robert O. Best......        30,000              0.86        27.975    2/8/11         234,900
Ralph W. Mohney, Jr.        30,000              0.86        27.975    2/8/11         234,900
John S. Roberts.....        30,000              0.86        27.975    2/8/11         234,900

--------
(1) Options granted are non-qualified stock options, with the exercise price equal to fair market value of the Company's common stock on the date of the grant. All options granted were for Company common stock. To encourage increased ownership, the Stock Plan includes what is commonly referred to as a "reload" feature. Under this arrangement, when options are exercised, payment for the option shares by delivery of shares already owned by the optionee entitles the optionee to a new stock option grant equal to the number of shares delivered. The new option grant has terms equal to the remaining term of the options that were exercised, and the option price is the then current fair market value of the common stock. Beginning in November 2001, the Company's reload feature became more restrictive and is generally included in new grants only when the optionee is an officer who has a stock ownership goal to achieve.
(2) The grant date present value of options granted in 2001 was determined using the Black-Scholes option pricing model. The underlying assumptions were as follows:

   Volatility. Volatility was calculated using 72 monthly stock prices for all grants except the reload grant to Mr. Watjen which expires 1/3/06 for which 55 monthly stock prices were used. The volatility was 26.2% for all grants except the reload grants which expire 2/25/10 and 1/3/06 that had volatilities of 26.4% and 29.4%, respectively.

   Risk--Free Rate of Return. Rates of return were based on U.S. Treasury strip rates of return for an investment whose term is equal to the time of exercise of the option (as defined below). The rate for the grants ranged from 5.1% to 5.3%.

   Dividend Payout Rate. The dividend payout rates were determined by dividing the expected annual dividend rate by the exercise price.

   Time of Exercise. The time of exercise was assumed to be 6 years from the date of grant on all grants except for the reload grant to Mr. Watjen which expires 1/3/06 in which the time of exercise was assumed to be the time to expiration.
(3) The options granted vest 33 1/3 % per year except for the reload grants which vested immediately.

               AGGREGATED OPTION EXCERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

   The following table shows information concerning options for the Company's common stock exercised by the named executive officers during 2001 and the value of unexercised options held by the named executive officers at December 31, 2001:

                                            Number of Securities Underlying     Value of Unexercised
                      Shares                    Unexercised Options at          In-the-Money Options
                    Acquired on    Value               FY-End(#)                    at FY-End($)
Name                Exercise(#) Realized($)    Exercisable/Unexercisable    Exercisable/Unexercisable(1)
----                ----------- ----------- ------------------------------- ----------------------------
J. Harold Chandler.         0            0        1,891,298/1,252,250            1,111,918/273,024
Thomas R. Watjen(2)   139,000    2,053,167            572,908/469,000            143,353/1,714,021
F. Dean Copeland...    33,000      599,815            215,194/252,000                    0/857,010
Robert O. Best.....    44,530      515,435             153,150/49,140              258,660/202,178
John S. Roberts....    33,970      328,815              79,612/57,543                9,936/222,567
Ralph W. Mohney Jr.     5,110       38,836              48,205/50,734              159,467/222,567

--------
(1) For all exercisable and unexercisable in-the-money options, the value is calculated as the difference between the fair market value (closing price) of the Company's common stock on December 31, 2001 and the exercise price of the options.
(2) The amounts for Mr. Watjen exclude 146,000 options of which he relinquished ownership and economic interest pursuant to a domestic relations order in January 1997. In 2001, 73,000 of those options were exercised at a value of $761,701. The value of the remaining options transferred pursuant to the domestic relations order, all of which are exercisable, is $397,733.

                              PENSION PLAN TABLE

   The following table illustrates the combined estimated annual benefits payable under the UnumProvident Employees Pension Plan and Trust ("the Pension Plan") and the UnumProvident Supplemental Pension Plan (the "Supplemental Plan") upon normal retirement of participants with varying Final Average Earnings (as defined below) and years of Credited Service. The amounts shown are annual payments for the life of a participant who retires at age 65. Specific variations from the table for the named executives are discussed below. As of December 31, 2001, Messrs. Best, Chandler, Copeland, Mohney, Roberts and Watjen had 7, 8, 5, 27, 24, and 7 years of benefit service respectively. If each of the above were to continue his employment until age 65, the respective years of benefit service would be 20, 21, 7, 42, 43, and 42 for computing benefits.

                           UnumProvident Corporation
                     Pension Equity Plan - Proxy Statement
                 New Pension Equity Formula on all Service ($)

                               Credited Service
 =============================================================================
   FAE*      10      15      20      25      30      35       40        45
   ----    ------- ------- ------- ------- ------- ------- --------- ---------
   500,000  57,900  88,500 120,300 153,100 187,100 218,200   249,400   280,600
   600,000  69,800 106,700 144,900 184,500 225,400 263,000   300,500   338,100
   700,000  81,700 124,900 169,600 215,900 263,700 307,700   351,600   395,600
   800,000  93,600 143,000 194,300 247,300 302,100 352,400   402,800   453,100
   900,000 105,500 161,200 218,900 278,700 340,400 397,100   453,900   510,600
 1,000,000 117,400 179,400 243,600 310,100 378,700 441,900   505,000   568,100
 1,100,000 129,200 197,500 268,300 341,400 417,100 486,600   556,100   625,600
 1,200,000 141,100 215,700 292,900 372,800 455,400 531,300   607,200   683,100
 1,300,000 153,000 233,900 317,600 404,200 493,700 576,000   658,300   740,600
 1,400,000 164,900 252,000 342,300 435,600 532,100 620,700   709,400   798,100
 1,500,000 176,800 270,200 366,900 467,000 570,400 665,500   760,500   855,600
 1,600,000 188,700 288,400 391,600 498,400 608,700 710,200   811,600   913,100
 1,700,000 200,600 306,500 416,300 529,800 647,100 754,900   862,800   970,600
 1,800,000 212,500 324,700 440,900 561,200 685,400 799,600   913,900 1,028,100
 1,900,000 224,400 342,900 465,600 592,600 723,700 844,400   965,000 1,085,600
 2,000,000 236,200 361,000 490,300 623,900 762,100 889,100 1,016,100 1,143,100

*  Final Average Earnings

   The above table reflects the amendment and merger of the Unum Lifecycle Plan, the Provident Retirement Plan for Salaried Employees and the Paul Revere Employees Pension Plan to a Pension Equity formula effective 1/1/2000. Retirement Benefits under this plan include a Basic Benefit based upon age at retirement, years of Benefit Service, Final Average Earnings and Social Security Compensation. An additional Supplemental Benefit based on specified factors and also upon each participant's age as of 6/30/1997 for former Unum Plan participants and each participant's age and service as of 3/31/2000 for former Paul Revere plan participants is also a part of the benefit formula. The plan also includes certain limited duration minimum benefits based on formulas in effect prior to 1/1/1997 under the former Unum Pension Plan and under the former Paul Revere Pension Plan and former Provident Pension Plan in effect prior to 3/31/2000. "Final Average Earnings" is defined as the average of salary plus annual cash incentive payments for the five years in which earnings were highest within the last 10 years of employment. "Social Security Compensation" means the average of the annual Social Security taxable wage base in effect during the 35 year period ending when the employee reaches Social Security Retirement Age. Accrued benefits are 100 percent vested after 5 years of service. Because the Supplemental Benefit varies based upon age and/or service at either 6/30/97 or 3/31/2000 and by participation in designated prior plans, and Social Security Covered Compensation varies with year of birth, the retirement benefits shown above are averages; benefits for individual executives may be 10 to 15 percent higher or lower than shown.

   The Supplemental Pension Plan provides benefits equal to the difference between what the Pension Plan can pay reflecting the limits imposed by Sections 401(a) and 415 of the Code and what the Pension Plan would otherwise have paid had these limits not existed. All participants in the Pension Plan who terminate or retire after 1/1/2000 and are affected by the limits are eligible to participate in the Supplemental Plan, including Messrs. Best, Chandler, Copeland, Mohney, Roberts, and Watjen. Effective 1/1/1997, for former Unum plan participants, the Supplemental Plan also pays benefits that would have been paid by the Pension Plan had compensation not been deferred. This provision is effective 1/1/2000 for participants in the former Provident and Paul Revere Pension Plans.

Employment Agreements

   Effective upon the completion of the Merger, the Company entered into a new employment agreement with Mr. Chandler. The employment agreement was amended and restated on November 10, 2000. The agreement will be in effect until June 30, 2005, and will be automatically renewed for additional one-year terms unless prior notice not to renew is given by either Mr. Chandler or the Company.

   The employment agreement reflects the goal of providing Mr. Chandler the opportunity to attain an ownership goal of approximately 1.25% of the Company's outstanding common stock. This goal will be facilitated primarily by the Compensation Committee's consideration of granting options over a ten year period based on performance of the Company and Mr. Chandler.

   Under the terms of the employment agreement, Mr. Chandler receives an annual base salary of at least $900,000. Effective January 1, 2002, Mr. Chandler's salary was increased to $1,000,000. The employment agreement provides that the annual base salary shall not be reduced after any increase. Mr. Chandler is eligible for an annual bonus with a target level not less than 100% of his annual base salary during the term of the agreement. The agreement also provides for an initial grant of options to acquire 500,000 shares of the Company's common stock immediately following the Merger, which vests ratably over four years and has an exercise price of $55.1799 per share.

   Mr. Chandler is eligible for a retirement benefit equal to 50% (the "replacement percentage") of the average of his base salary and annual bonus for the five years in which such amounts were highest within the last ten years of employment, less any benefit payable pursuant to the Company's defined benefit retirement plans. Such benefits will be paid only if he remains employed until June 30, 2001, or is terminated without Cause or for Good Reason (as such terms are defined in the agreement, a "Qualifying Termination"). After Mr. Chandler reaches age 55, the replacement percentage will increase by 1% per year, up to a maximum of 60%. Upon his death, his surviving spouse will be paid an annual benefit of 75% of the retirement benefit for her life.

   The employment agreement provides for payments upon Mr. Chandler's Qualifying Termination, equal to the greater of:

   (x) three times the sum of the highest annual bonus paid to such executive for any of the three years prior to termination (the "Recent Annual Bonus") plus such executive's annual base salary; and
   (y) base salary plus such executive's Recent Annual Bonus through the remainder of the term,

   plus the present value of the retirement benefit, assuming such executive had accumulated the greater of three additional years of employment and the number of years and portions thereof from the date of termination until the end of the term.

   Upon a Qualifying Termination, all stock options will vest, all restrictions on restricted stock awards will lapse, other equity-based awards will vest and options will remain exercisable for a period of three years (unless otherwise provided) or the earlier expiration of their initial term. The initial option grant will remain exercisable for the remainder of its term. Lifetime medical and dental benefits will be provided to Mr. Chandler and his spouse on the same basis as such benefits are provided to senior executive officers of the Company, but coverage will be secondary, and the aggregate amount of premium payments for such coverage may not exceed $1,000,000. Mr. Chandler will receive this coverage on any termination after age 55.

   If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that the executive retains a net amount equal to the payments he would have retained if such excise tax had not applied.

   Mr. Chandler is subject to a non-competition provision for one year following termination of employment.

   The Company also entered into employment agreements at the time of the Merger with Messrs. Watjen and Copeland. The respective agreements for each of these individuals superseded previous agreements with the Company regarding the employment and the termination of these executive officers.

   The employment agreement with Mr. Watjen provides for a base salary of $500,000. Mr. Copeland's base salary under his employment agreement is $350,000. Each of these executives is eligible for a target bonus of 75% of base salary. Effective January 1, 2002 the annual base salaries of Messrs. Watjen and Copeland were increased to $650,000 and $400,000, respectively. The employment agreements provide that the annual base salary shall not be reduced after any increase.

   Each executive is entitled to a retirement benefit under the current formula contained in the UNUM Corporation Senior Executive Pension Plan until January 1, 2005, or such later date deemed appropriate by the Compensation Committee of the Company, provided that such benefit will not be less than the benefit each executive had accrued at the completion of the Merger under the Provident Companies, Inc. Supplemental Executive Retirement Plan.

   In the event of termination during employment without Cause or for Good Reason, in the three-year period following the Merger or after any subsequent change in control, each executive will receive an amount equal to three times salary and bonus and three years of pension accrual, and continued welfare benefit coverage for three years; all stock options would vest, all restrictions on restricted stock awards would lapse, other equity-based awards would vest and options would remain exercisable for a period of two years or the earlier expiration of their initial term. Upon termination at any other time without Cause or for Good Reason, each of these executive officers would receive two times salary and bonus and two years of health continuation coverage.

   If any payments pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide an additional payment such that these individuals retain a net amount equal to the payments each would have retained if such excise tax had not applied.

Change in Control Severance Agreements

   The Company offers Change in Control Severance Agreements to certain other of its senior officers as determined by the Board of Directors, acting on the recommendation of the Compensation Committee. The essential provisions of the agreements provide certain benefits in the event the senior officer's employment is terminated by the Company without Cause or by the officer for Good Reason as defined in the plan, within a two year period following a change in control, or in certain circumstances prior to a change in control. The severance benefits include:

  . Payment of two times base salary and bonus (based on higher of pre-change-in-control salary and bonus or current salary and bonus);

  .   Pro rata bonus, assuming achievements of target;

  . Two years additional service credit towards pension benefit accrual, including both qualified and supplemental plans;

  . Continued medical and dental coverage for two years (secondary to coverage obtained from subsequent employer);

  .   Vesting of all equity-based awards;

  . Vesting of accrued pension benefits, including both qualified and supplemental retirement plans; and

  .   Payment of all deferred compensation.

   Messrs. Best and Mohney are among the officers who have a change in control severance agreement as described above.

   In connection with Mr. Robert's decision to leave the Company to pursue other interests after a transition period, he and the Company entered into a separation and severance agreement which provides for (i) the change in position to Special Advisor to the Senior Vice President - Underwriting effective November 12, 2001, which contemplates, among other things, assisting with transition and special projects and requests relating to the underwriting function (ii) a declining work commitment over the transition period from December 31, 2001 to February 28, 2002 along with a commensurate salary adjustment to $6,042 total salary for that period, (iii) no further commitments by the Company to annual or long-term incentive awards, (iv) normal health and welfare benefits during the transition period, (v) severance on departure at the end of the transition period equal to $290,000 (with the same amount payable if there is termination during the transition period by the Company without Cause or by Mr. Roberts for Good Reason), (vi) outstanding options and other equity-based awards shall terminate on February 28, 2002 unless otherwise provided in the award agreement, and (vii) a non-compete agreement through the period ending December 31, 2002 for which Mr. Roberts would be paid $400,000 in equal monthly installments over the period of the non-compete agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Under Section 16(a) of the Exchange Act, the Company's directors, officers, and 10% beneficial holders of common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in common stock. Based solely upon information provided to the Company by each such person, the Company believes that each of its directors and officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year, with the exception of Hugh O. Maclellan, Jr. whose Form 5 reporting gifts of common stock during 2001 was late filed.

                              COMPANY PERFORMANCE

   The following graph shows a five year comparison of cumulative total returns for the common stock of the Company (NYSE symbol: UNM), based on UNUM (NYSE symbol: UNM) historical and Provident (NYSE symbol: PVT) historical performance, the S&P Composite Index and the Insurance Index (non-weighted average of "total returns" from the S&P Life Index and the S&P Multi-line Index).

                                    [CHART]

          UNM       PVT        S&P 500    Insurance Index
Dec.96    100.00    100.00     100.00     100.00
Dec.97    152.56    161.22     133.36     138.79
Dec.98    165.72    174.89     171.48     149.71
Dec.99     92.28    100.12     207.56     159.74
Dec.00     79.37     86.12     188.66     203.25
Dec.01     80.00     86.81     166.24     177.50

                              SECURITY OWNERSHIP

   The following table sets forth the information regarding the beneficial ownership of the common stock of the Company, as of March 18, 2002, by each director, nominee, and named executive officer, and by all directors, nominees, and executive officers as a group. The total number of shares beneficially owned by each person include those which are deemed to be beneficially owned under applicable Securities and Exchange Commission regulations. Unless otherwise indicated, the person indicated holds sole voting and disposition power.

                                                        Shares
                                                  Beneficially Owned
                                        Shares    Subject to Options    Deferred     Total Shares
                                     Beneficially Exercisable as of  Share Rights or Beneficially % of Company
Name                                    Owned        May 17, 2002    Phantom Shares     Owned     Common Stock
----                                 ------------ ------------------ --------------- ------------ ------------
J. Harold Chandler(1)(2)............     919,119      1,999,598           60,677       2,979,394      1.21
William L. Armstrong................      32,446         35,979                0          68,425         *
Jon S. Fossel.......................           0              0                0               0         *
Ronald E. Goldsberry(3).............       9,800         23,533           14,596          47,929         *
Hugh O. Maclellan, Jr.(4)...........  18,616,332         34,154                0      18,650,486      7.68
A.S. (Pat) MacMillan(4).............         527         13,806                0          14,333         *
George J. Mitchell(3)(5)............       1,000         16,333           12,432          29,765         *
Cynthia A. Montgomery(3)(6).........       9,200         23,533           10,450          43,183         *
James L. Moody, Jr.(3)..............      16,000         33,633            4,971          54,604         *
C. William Pollard(5)...............      17,284              0            9,942          27,226         *
Lawrence R. Pugh(3).................      10,000         43,233           13,973          67,206         *
Lois Dickson Rice(3)................         600         35,633            3,791          40,024         *
John W. Rowe(3)(7)..................       8,500         33,633            7,139          49,272         *
Burton E. Sorensen(5)...............      40,850         24,080            5,145          70,075         *
Thomas R. Watjen(1)(2)(8)...........     329,477        640,874           10,327         980,678         *
F. Dean Copeland(1)(2)(8)...........      85,078        274,777           14,948         374,803         *
Robert O. Best(1)(2)................      51,958        170,935            3,708         226,601         *
Ralph W. Mohney, Jr.(1)(2)..........      11,083         65,926                0          77,009         *
John S. Roberts(1)..................      32,747         59,205                0          91,952         *
All directors and executive officers
  As a group(1)(2)(3)(5)(9).........  20,200,335      3,574,713          175,668      23,951,216      9.71

--------
*  Denotes less than one percent
(1) Shares owned by Messrs. Chandler, Watjen, Copeland, Best, Mohney and Roberts and the executive officers as a group include shares owned in the Company's 401(k) plan and the Company's Employee Stock Purchase Plan.
(2) Includes number of shares of phantom Company common stock representing performance shares awarded under the Performance Share Plan of the Amended and Restated Annual Management Incentive Compensation Plan. These performance shares represent deferred compensation based on the value of the market price of the Company common stock at the time the compensation is earned. The performance shares include both shares awarded and shares resulting from the gross-up described in the plan ("premium shares"). The performance shares cannot be converted into stock for a period of three years after grant, unless (with respect to the awarded shares only) the participant terminates employment with the Company. As a result of the merger with UNUM, a change in control occurred under the terms of the MICP and premium shares, which were granted prior to the merger and previously subject to forfeiture for a period of three years, vested.
(3) Includes number of shares of phantom Company common stock credited to the non-employee directors' accounts under the former UNUM Director Deferred Compensation Plan.
(4) Information concerning the nature of the ownership of the securities listed here may be found in the section of this Proxy Statement entitled "Beneficial Ownership of Company Securities." Information concerning shares for which ownership is disclaimed may also be found in that section.

(5) Includes number of shares of phantom Company common stock representing deferred share rights awarded under the Company's Non-Employee Director Compensation Plan of 1998.
(6) Includes 7,200 shares jointly owned with her spouse.
(7) Includes 7,000 shares held by Mr. Rowe's spouse and 500 shares held by Mr. Rowe's child.
(8) Includes 100,000 shares and 30,000 shares of restricted stock granted to Messrs. Watjen and Copeland respectively, on February 8, 2001 which vest the earlier of normal retirement or ratably in the 3/rd/, 4/th/ and 5/th/ years following the grant date.
(9) Includes shares owned jointly or separately by spouses and minor children of all directors and executive officers as a group.
                 BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

   Beneficial Ownership of Company Common Stock. Detailed information about the security ownership of beneficial owners of more than 5% of the Company's common stock is set forth below including beneficial ownership based on sole voting and shared voting power and investment (dispositive) power. Due to the shared voting and investment power relating to a large portion of the Company common stock, there is significant duplication in the reported beneficial ownership. This results from ownership by certain members of the Maclellan family and trusts and foundations established by them or for their benefit.

   The Company does not know of any other person that is a beneficial owner of more than five percent (5%) of Company common stock. Information is given as of March 18, 2002, unless otherwise indicated.

                  Beneficial Ownership Based on Voting Power

                                               Amount          Percent of
                                            Beneficially        Company
                                             Owned (1)        Common Stock
      Name and Address of Beneficial Owner (Voting Power)     Outstanding
      ------------------------------------ --------------     ------------
           Hugh O. Maclellan, Jr.
             Chattanooga, Tennessee.......   18,616,332(2)(3)     7.67
           John A. Levin & Co., Inc.
             One Rockefeller Plaza
             New York, New York 10020.....   10,546,178(4)        4.35

--------
(1) Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934. The reporting persons, Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner (Mrs. Richard Heffner) and Robert H. Maclellan, together with all other trustees of the Maclellan Foundation, Inc., as an aggregate, hold full voting power over 25,765,638 shares or 10.61% of the Company's common stock.
(2) Hugh O. Maclellan, Jr. is a trustee of The Maclellan Foundation, Inc. (the "Maclellan Foundation"). Hugh O. Maclellan, Jr. held a revocable proxy to vote the shares of Company common stock held by the Maclellan Foundation. Accordingly, shares owned by the Maclellan Foundation have been included among those listed for Hugh O. Maclellan, Jr. The Maclellan Foundation is a charitable organization treated as a private foundation for federal income tax purposes.
(3) Hugh O. Maclellan, Jr. had the power to vote the following shares of Company common stock:

                Sole Voting Power..  2,302,912 shares --   .95%
                Shared Voting Power 16,313,420 shares --  6.72%
                                    -----------------     ----
                   Total........... 18,616,332 shares --  7.67%
                                    =================     ====

   Totals listed above, and in the "Beneficial Ownership Based on Investment Power" table below, do not include 62,143 shares of Company common stock voted solely by his spouse, Nancy B. Maclellan, of which beneficial ownership is disclaimed. Also, totals do not include options to purchase 34,154 shares of Company common stock, all of which are exercisable on or before May 17, 2002.

(4) This information is based on the Schedule 13G dated February 14, 2002, filed with the Securities and Exchange Commission by John A. Levin &Co., Inc., reflecting ownership as of December 31, 2001.

                Sole Voting Power..    114,335 shares --   .05%
                Shared Voting Power 10,431,843 shares --  4.30%
                                    -----------------     ----
                   Total........... 10,546,178 shares --  4.35%
                                    =================     ====

   The number of shares listed includes shares held for the accounts of investment advisory clients of John A Levin & Co, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. BKF Capital Group, Inc. is the sole shareholder of Levin Management Co., Inc., which in turn is the sole shareholder of John A. Levin & Co, Inc., and may be deemed the beneficial owner of the shares held by John A. Levin & Co., Inc.

                Beneficial Ownership Based on Investment Power

                                                     Amount          Percent of
                                                  Beneficially        Company
                                                    Owned(1)        Common Stock
Name and Address of Beneficial Owner           (Investment Power)   Outstanding
------------------------------------           ------------------   ------------
Hugh O. Maclellan, Jr.
  Chattanooga, Tennessee......................     18,616,332           7.67
Kathrina H. Maclellan
  Lookout Mountain, Tennessee.................     14,885,298(2)(4)     6.13
Charlotte M. Heffner (Mrs. Richard L. Heffner)
  Atlanta, Georgia............................     15,647,486(2)(5)     6.44
Robert H. Maclellan
  Lookout Mountain, Tennessee.................     15,379,380(2)(6)     6.33
John A. Levin & Co., Inc.
  New York, New York..........................     12,790,335(7)        5.28

--------
(1) Beneficial ownership of securities is listed according to Rule 13d-3 of the Securities Exchange Act of 1934. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner, and Robert H. Maclellan (with respect to the Maclellan family only), would have been equal to 25,160,128 shares of Company common stock (10.36%).
(2) The 10,730,204 shares of Company common stock owned by the Maclellan Foundation also have been included among those listed for Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner, trustees of the Maclellan Foundation, all of whom share investment power with respect to these shares.
(3) Hugh O. Maclellan, Jr. had the power to invest the following shares of Company common stock:

              Sole Investment Power..  1,543,938 shares --   .64%
              Shared Investment Power 17,072,394 shares --  7.03%
                                      -----------------     ----
                 Total............... 18,616,332 shares --  7.67%
                                      =================     ====

      These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 10,730,204 shares of Company common stock owned by the Maclellan Foundation. Totals listed above do not include 62,143 shares of Company common stock for which his spouse, Nancy B. Maclellan, had sole investment power, and for which beneficial ownership is disclaimed. Also, totals do not include options to purchase 34,154 shares of Company common stock, all of which are exercisable on or before May 17, 2002.

(4) Kathrina H. Maclellan had the power to invest the following shares of Company common stock:

              Sole Investment Power..  1,854,294 shares --   .77%
              Shared Investment Power 13,031,004 shares --  5.36%
                                      -----------------     ----
                 Total............... 14,885,298 shares --  6.13%
                                      =================     ====

      These shares listed above as beneficially owned by Mrs. Maclellan based upon investment power include the 10,730,204 shares of Company common stock owned by the Maclellan Foundation.

(5) Charlotte M. Heffner had the power to invest the following shares of Company common stock:

              Sole Investment Power..    668,234 shares --   .27%
              Shared Investment Power 14,979,252 shares --  6.17%
                                      -----------------     ----
                 Total............... 15,647,486 shares --  6.44%
                                      =================     ====

      These shares listed above as beneficially owned by Mrs. Heffner based upon investment power include the 10,730,204 shares of Company common stock owned by the Maclellan Foundation for which Mrs. Heffner had shared investment power. Totals listed above do not include 47,933 shares of Company common stock for which her spouse, Richard L. Heffner had sole investment power, and for which beneficial ownership is disclaimed. Also, totals do not include options to purchase 7,811 shares of Company common stock, all of which are exercisable on or before May 17, 2002.

(6) Robert H. Maclellan had the power to invest the following shares of Company common stock:

              Sole Investment Power..    236,570 shares --   .10%
              Shared Investment Power 15,142,810 shares --  6.23%
                                      -----------------     ----
                 Total............... 15,379,380 shares --  6.33%
                                      =================     ====

      These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 10,730,204 shares of Company common stock owned by the Maclellan Foundation for which Mr. Maclellan had shared investment power.

(7) This information is based on the Schedule 13G dated February 14, 2002, filed with the Securities and Exchange Commission by John A. Levin &Co., Inc., reflecting ownership as of December 31, 2001, as discussed in footnote 4 on page 22.

              Sole Investment Power..    114,335 shares --   .04%
              Shared Investment Power 12,676,000 shares --  5.23%
                                      -----------------     ----
                 Total............... 12,790,335 shares --  5.28%
                                      =================     ====

                             INDEPENDENT AUDITORS

   The Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives of the Company's independent auditors, Ernst & Young LLP, are expected to be present at the Meeting to respond to appropriate questions and to make a statement if they so desire.

Audit Fees

   The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the 2001 fiscal year were $1,960,000.

Financial Information Systems Design and Implementation Fees

   There were no fees billed to the Company by Ernst & Young LLP for financial information systems design or implementation for the 2001 fiscal year.

All Other Fees

   All other fees billed to the Company by Ernst & Young LLP totaled $1,860,804 for the 2001 fiscal year. Of these fees, $1,146,116 were for audit-related services (primarily statutory audits for the insurance subsidiaries and internal controls review for Information Technology) and $714,688 were for non-audit services (primarily Human Resources consulting services).

                 MULTIPLE STOCKHOLDERS HAVING THE SAME ADDRESS

   If you and other residents at your mailing address own shares of the Company's stock, you may have received a notice notifying you that your household will be sent only one copy of the Annual Report to Stockholders and Proxy Statement. If you did not "opt-out" using the procedure described in the notice, you were deemed to have consented to receiving only one copy for your household. At least one copy of the Annual Report and Proxy Statement will be sent to your address. Additional copies of the Annual Report and Proxy Statement and additional information, including the annual report on Form 10-K filed with the SEC are available without charge from the Office of the Corporate Secretary, 1 Fountain Square, Chattanooga, Tennessee, 37402, or by calling toll-free 1-800-718-8824. If you are currently receiving multiple copies of Annual Reports and Proxy Statements, and would like to receive only one copy, please contact us at the foregoing address and telephone number. The Annual Report, Proxy Statement and Form 10-K are also available on the Company's website at www.unumprovident.com/financials/.

                             STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be presented at the 2003 Annual Meeting of the Company stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by the Secretary not later than December 14, 2002, in order to be included in the proxy materials sent by management of the Company.

PROXY


                            UNUMPROVIDENT CORPORATION

                         Annual Meeting of Stockholders
                                  May 15, 2002
                            10:00 a.m., Eastern Time

            Mechanics Hall, 321 Main Street, Worcester, Massachusetts

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            UNUMPROVIDENT CORPORATION

The undersigned hereby appoints J. Harold Chandler and F. Dean Copeland, or either of them, proxies, each with full power of substitution, acting jointly or by either of them if only one be present and acting, to vote and act with respect to all of the shares of common stock of the undersigned in UnumProvident Corporation, at the Annual Meeting, upon all matters that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to the directions indicated on the reverse side of this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Board of Directors' recommendations provided on the reverse side of this card, and at their discretion on any matters that may properly come before the meeting.

The Board of Directors recommends a vote "For" the proposal listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting.

  Item 1. Election of Directors, Nominees

          01) J. Harold Chandler, 02) Jon S. Fossel, 03) Lawrence R. Pugh,
          04) Lois Dickson Rice, 05) Thomas R. Watjen

This proxy card, when signed and returned, will also constitute voting instructions to the trustee for shares held in the UnumProvident 401 (k) Retirement Plan or to the broker-dealer for shares held in the Employee Stock Purchase Plan. If voting instructions representing shares in the foregoing employee benefit plans are not received, those shares will not be voted.
                                                              +-------------+
                                                              | SEE REVERSE |
                                                              |    SIDE     |
                                                              +-------------+

-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

[x] Please mark your votes as in this example.                     | 00606
                                                                   +-


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" proposal 1 below. If other business is properly brought before the meeting, the proxies will vote in accordance with their best judgment.

1. Election of    FOR    WITHHELD
   Directors      [ ]      [ ]

___________________________________
(Except Nominee(s) written above)


                                              Please sign this proxy exactly as
                                              your name or names appears
                                              hereon. If stock is held jointly,
                                              signatures should appear for both
                                              names. When signing as an
                                              attorney, executor, administrator,
                                              trustee, guardian or custodian,
                                              please indicate the capacity in
                                              which you are acting.

                                              __________________________________

                                              __________________________________
                                                  SIGNATURE (S)          DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Dear Stockholder:

UnumProvident Corporation encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy through the Internet or the telephone. This eliminates the need to return the proxy card.

To submit your proxy through the Internet or telephone you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To submit your proxy over the Internet:

   o Log on to the Internet and go to the Web site http://www.eproxyvote.com/unm

2. To submit your proxy over the telephone:

   o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)


Your Internet or telephone proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares through the Internet or telephone, there is no need to mail back your proxy card.

                  Your vote is important. Thank you for voting.


              If you submit your proxy by telephone or through the Internet there is no need for you to mail back your proxy.

                              THANK YOU FOR VOTING!